Exhibit 99.1

For more information contact

Chris Porter

Vice President and Treasurer

(817) 224-7742

Christopher.Porter@dyn-intl.com

DynCorp International Inc.’s Parent Reports Second Quarter Financial Results

•	Revenue of $918.7 million up 15.5% from second quarter 2010, adjusted for the deconsolidation of the Global Linguist Solutions (“GLS”) joint venture. Reported revenue down $26.0 million.

•	Net Income attributable to Delta Tucker Holdings, Inc. of $3.3 million.

•	Adjusted EBITDA of $43.9 million.

Falls Church, Va. – August 15, 2011 – Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”, and together with Holdings, the “Company”), today reported 2011 second quarter revenue of $918.7 million, up $123.3 million or 15.5% from the same quarter in 2010, adjusted for the deconsolidation of GLS, which recorded $149.3 million of revenue during that quarter. The revenue increase was driven primarily from:

•	Strength in the Logistics Civil Augmentation Program (“LOGCAP IV”) contract under the Contingency Operations Business Area Team (“BAT”)

•	Volume increases in the Bureau of International Narcotics and Law Enforcement Affairs (“INL”) Air Wing contract with the U.S. Department of State (“DoS”) under our Air Operations BAT and

•

The Combined Security Transition Command- Afghanistan (“CSTC-A”) contract to support the development of the Afghanistan Ministry of Defense that began in the third quarter 2010 under our Training and Mentoring BAT.

These increases were partially offset by the loss of the Life Cycle Contract Support (“LCCS”) Army and Navy contracts in the Aviation BAT, the completion of the African Peacekeeping (“APK”) task order in Somalia under the Contingency Operations BAT and lower volume on the Mine Resistant Ambush Protected Vehicle (“MRAP”) program under the Operations and Maintenance BAT.

Net income attributable to Holdings was $3.3 million, representing an increase of $35.6 million over 2010, primarily driven by non-recurring Merger related expenses in the second quarter of 2010. Excluding these charges, net income attributable to Holdings would have been down $9.5 million, primarily attributable to higher depreciation and amortization expense as well as higher interest expense related to the Company’s new debt.

Adjusted EBITDA for second quarter 2011 was $43.9 million or $8.6 million lower than the $52.5 million recorded for the comparable period in 2010, a 16.4% decrease. Lower volume and profitability under our MRAP contract as it moves to sustainment phase, the transition from our CivPol-Afghanistan task order to the new ANP MOI Development Program (“AMDP”) which carries lower margins, coupled with an investment made in the power generation market and costs incurred to settle a customer matter contributed to the decrease. These factors were partially offset by increased business and profitability under our INL Air Wing and LOGCAP IV programs.

Backlog of $3.9B was down $359.7 million sequentially from first quarter 2011 due to timing of order patterns. The company has already booked over $2.5 billion in new orders for third quarter 2011.

“This has been an extremely encouraging quarter with key wins across the company,” said Steven F. Gaffney, DynCorp International chairman and chief executive officer. “This diverse mix of contract awards – from Training and Mentoring to Contingency Operations to our Global Linguist Solutions joint venture – is evidence that the process improvement journey we have been on over the last several quarters is making a difference. I’m pleased with what the team has accomplished and look forward to continued growth ahead.”

Second Quarter 2011 Highlights

•

In May and June of 2011, DI was awarded four new task orders by the U.S. Air Force under the Air Force Contract Augmentation Program (“AFCAP III”). Three of the task orders have a one year base and one option year, and the fourth has a one year base and two option years; the total value for all task orders if all option years are exercised is $48.4 million.

•

On May 10, 2011, DI was selected by INL as one of seven providers on the Criminal Justice Program Support contract. The multiple-award, indefinite delivery / indefinite quantity (IDIQ) contract has one base year with four option years and a total value of $10 billion across all providers. DI will compete with four other providers for task orders to support criminal justice sector development programs worldwide, providing advisors, other specialists, and life and mission support services.

•

On July 1, 2011, GLS was awarded, by the Department of the Army, a multiple-award IDIQ hybrid contract. GLS will be one of six providers that will compete for task orders on the $9.7 billion Defense Language Interpretation Translation Enterprise (“DLITE”) contract providing translation and interpretation services for Army personnel, among other services. GLS has provided translation and interpretation services to the U.S. Army in Iraq and other areas in the Gulf Region since 2008. The DLITE contract will cover translation services worldwide.

Global Stabilization and Development Solutions (“GSDS”) Second Quarter Highlights:

GSDS segment revenue of $598.2 million, which represents 65.1% of our total revenue for the three months ended July 1, 2011, increased of 25.1% over the second quarter 2010. GSDS reported adjusted EBITDA of $18.3 million for the second quarter, a decrease of $4.6 million from the comparable period in 2010. The performance was primarily driven by the following:

Contingency Operations—$417.1 million in Revenue:

•

Strong continued growth from the LOGCAP IV program with a $117.5 million, or 41.4%, revenue increase from second quarter 2010 and improved margins based on the increased award fee scores announced in first quarter 2011.

•

The AFCAP base operations contract contributed to revenue growth offset by the completion of the APK Somalia task order. Adjusted EBITDA was negatively impacted by an investment made in the power generation market.

Training and Mentoring—$156.0 million in Revenue:

•

The revenue increase from the new AMDP contract was offset by lower volume under the CivPol-Afghanistan Civilian Advisor Support (“ACAS”) task order. The AMDP contract offers lower margins than ACAS contract and combined to provide lower adjusted EBITDA. Continued operations under the CSTC-A and Multinational Security Training Command-Iraq (“MNSTC-I”) contracts positively impacted both revenue and adjusted EBITDA compared to second quarter 2010, but were partially offset by lower volume on the CivPol- Iraq task order.

Security Services—$12.9 million in Revenue:

•

Both revenue and adjusted EBITDA were negatively impacted under the Security Services BAT with the completion of the Qatar security guard contract in late 2010 and reduced demand under the Worldwide Personal Protective Services (“WPPS”) business.

Intelligence Training and Solutions—$8.4 million in Revenue:

•	Both revenue and adjusted EBITDA were down slightly in second quarter 2011 versus 2010 based on lower demand for training services.

Global Platform Support Solutions (“GPSS”) Second Quarter Highlights:

GPSS segment revenue of $317.9 million, which represents 34.6% of our total revenue for the three months ended July 1, 2011, flat to second quarter 2010. GPSS also reported adjusted EBITDA of $24.3 million for the second quarter 2011, an 8.1% increase from the comparable period in 2010. The results were primarily driven by the following:

Aviation—$156.7 million in Revenue:

•

Revenue was negatively impacted by the loss of the LCCS-Army contract in late 2010 and the LCCS-Navy contract in first quarter 2011, partially offset by performance under the Contract Field Teams-Fort Campbell and Patuxent River contracts, the Saudi Arabia MSS contract as well as volume under the Counter-Narcoterrorism Technology Program Office (“CNTPO”) contract.

Air Operations—$113.1 million in Revenue:

•

Both Revenue and adjusted EBITDA were positively impacted by contributions from our INL-Air Wing program due to demand for secure aviation transport in Iraq and Afghanistan through DoS, partially offset by lower demand under our WPPS aviation services business compared to second quarter of 2010.

Operations and Maintenance—$48.3 million in Revenue:

•

Revenue and adjusted EBITDA were negatively impacted in the second quarter of 2011, compared to the second quarter of 2010, primarily driven by lower volume and profitability under the MRAP program as it moves into a sustainment mode.

Global Linguist Solutions (GLS) Second Quarter Highlights:

•

Adjusted EBITDA of $3.2 million for the second quarter of 2011 was down $1.6 million from the comparable quarter in 2010 driven by a reduction in deployed linguists in support of U.S. troop levels in Iraq, which has trended lower during the past year.

Liquidity

Cash From Operating Activities of $50.3 million for the second quarter of 2011 benefited from a seven day reduction in Days Sales Outstanding from 86 days in first quarter 2011 to 79 days in second quarter 2011, and an $18.0 million reduction in Restricted Cash. This benefit was partially offset by a reduction in our Accounts Payable and Accruals.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on Monday August 15, 2011 to discuss results for the second quarter 2011. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 88783157. International callers should dial (706) 634-5249 and enter the same conference ID number above.

A telephonic replay will be available from 1:00 p.m. EDT on August 15, 2011 through 11:59 PM EDT September 15, 2011. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International Inc., a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a global government services provider in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. DynCorp International operates major programs in logistics, platform support, contingency operations, and training and mentoring to reinforce security, community stability, and the rule of law. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. As such, we add back certain non-cash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog and estimated total contract values are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; the outcome of any material litigation, government investigation, audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress; termination or modification of key United States (“U.S.”) government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, the Civilian Police, International Narcotics and Law Enforcement, Worldwide Personal Protection Services and Logistics Civil Augmentation Program (“LOGCAP IV”) contracts; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity contracts; the timing or magnitude of any award fee granted under our government contracts, including, but not limited to, LOGCAP IV; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; termination or modification of key subcontractor performance or delivery; statements covering our business strategy, those described in “Risk Factors” and other risks detailed from time to time in our reports filed with the SEC; and other risks detailed from time to time in our reports posted to our website or made available publicly through other means.

Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statement contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

DELTA TUCKER HOLDINGS, INC. & DYNCORP INTERNATIONAL INC. (Predecessor)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Delta Tucker Holdings, Inc.		Predecessor
	Three Months Ended July 1, 2011	Six Months Ended July 1, 2011	Three Months Ended July 2, 2010(1)	Six Months Ended July 2, 2010(1)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$918,724	$1,803,048	$944,713	$1,998,504
Cost of services	(848,876)	(1,655,067)	(856,974)	(1,830,793)
Selling, general and administrative expenses	(31,834)	(69,361)	(38,513)	(57,822)
Merger expenses	—	—	(51,722)	(51,722)
Depreciation and amortization expense	(12,843)	(25,974)	(10,263)	(20,989)
Earnings from equity method investees	3,210	7,936	—	—

Operating income	28,381	60,582	(12,759)	37,178

Interest expense	(23,195)	(46,701)	(12,585)	(26,279)
Bridge commitment fee	—	—	(7,963)	(7,963)
Loss on early extinguishment of debt	—	(2,397)	—	—
Interest income	64	139	51	84
Other income, net	1,259	4,107	658	2,445

Income / (loss) before income taxes	6,509	15,730	(32,598)	5,465
Provision / (benefit) for income taxes	(2,516)	(6,091)	5,320	(7,347)

Net income / (loss)	3,993	9,639	(27,278)	(1,882)
Noncontrolling interests	(667)	(1,405)	(5,004)	(10,932)

Net income / (loss) attributable to Delta Tucker Holdings, Inc. / Predecessor	$3,326	$8,234	$(32,282)	$(12,814)

Income tax provision / (benefit)	2,516	6,091	(5,320)	7,347
Interest expense, net of interest income	23,131	46,562	12,534	26,195
Depreciation and amortization(2)	13,274	26,797	10,525	21,367

EBITDA	$42,247	$87,684	$(14,543)	$42,095

Gains/(loss) on extraordinary items, discontinued operations, asset sales and debt extinguishment	1,817	5,136	—	6,445
Equity-based compensation	—	—	3,518	3,845
Gains due to fluctuation in foreign exchange rates	140	150	(26)	39
Net income of affiliates not recorded in cash(3)	248	256	(433)	115
Employee non-cash compensation, severance, and retention expense	683	8,058	866	10
Management fees(4)	717	1,171	—	—
Acquisition accounting and Merger-related items(5)	(1,960)	(3,012)	63,099	65,529
Worldwide Network Services settlement(6)	—	—	—	(10,000)
Other	(8)	(6)	—	—

Adjusted EBITDA	$43,884	$99,437	$52,481	$108,078

(1)	Amount includes the Predecessor's operations for the three or six months ended July 2, 2010 and Delta Tucker Holdings's operations for the three months ended July 2, 2010.

(2)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services on our Unaudited Condensed Consolidated Statements of Income.

(3)	Includes our unconsolidated affiliates, except GLS.

(4)	Amount presented relates to the Delta Tucker Holdings, Inc. management fees, we excluded the Predecessor management fees from the EBITDA adjustments above.

(5)	The Delta Tucker Holdings, Inc. amount includes the amortization of intangibles arising pursuant to FASB ASC 805. The Predecessor amount includes Merger-related and other acquisition expenses.

(6)	Represents legal reserves associated with a former subcontractor, which is accounted for in our GSDS segment.

DELTA TUCKER HOLDINGS, INC. & DYNCORP INTERNATIONAL INC. (Predecessor)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	Delta Tucker Holdings, Inc. CY11 Q2(1)						Predecessor CY10 Q2(1)(2)
	Headquarters	GSDS	GPSS	GLS	Eliminations(3)	Consolidated	Headquarters	GSDS	GPSS	GLS	Eliminations(3)	Consolidated
Operating income	$(12,888)	$13,496	$27,773	$6,304	$(6,304)	$28,381	$(65,292)	$22,170	$21,290	$9,073	$—	$(12,759)
Depreciation and amortization expense	12,766	320	188	—	—	13,274	10,179	177	169	—	—	10,525
Bridge commitment fee	—	—	—	—	—	—	(7,963)	—	—	—	—	(7,963)
Noncontrolling interests	(666)	—	—	—	—	(666)	(5,004)	—	—	—	—	(5,004)
Other income, net	580	168	510	—	—	1,258	498	76	84	—	—	658

EBITDA	$(208)	$13,984	$28,471	$6,304	$(6,304)	$42,247	$(67,582)	$22,423	$21,543	$9,073	$—	$(14,543)
Gains/loss on extraordinary items, discontinued operations, asset sales and debt extinguishment	61	632	1,124	—	—	1,817	—	—	—	—	—	—
Equity-based compensation	—	—	—	—	—	—	3,518	—	—	—	—	3,518
Gains due to fluctuation in foreign exchange rates	—	—	140	—	—	140	—	—	(26)	—	—	(26)
Net income of affiliates not recorded in cash(4)	248	—	—	—	—	248	(433)	—	—	—	—	(433)
Employee non-cash compensation, severance, and retention expense	466	34	183	—	—	683	866	—	—	—	—	866
Management fees(5)	717	—	—	—	—	717	—	—	—	—	—	—
Acquisition accounting and Merger-related items(6)	—	3,676	(5,636)	—	—	(1,960)	61,671	486	942	—	—	63,099
Other	(8)	—	—	(11)	11	(8)	—	—	—	—	—	—

Adjusted EBITDA	$1,276	$18,326	$24,282	$6,293	$(6,293)	$43,884	$(1,960)	$22,909	$22,459	$9,073	$—	$52,481

(1)

We have three reportable segments, Global Stabilization and Development Solutions ("GSDS"), Global Platform Support Solutions ("GPSS"), and Global Linguist Solutions ("GLS"). Two of our segments, GSDS and GPSS, are wholly-owned. Our third segment, GLS, is a 51% owned joint venture. We account for our investment in GLS using the equity method of accounting.

(2)	Amount includes the Predecessor's operations for the three months ended July 2, 2010 and Delta Tucker Holdings's operations for the three months ended July 2, 2010.

(3)

GLS was deconsolidated as of July 7, 2010, as such this column represents the elimination of GLS' operating income. The Corporate column operating income for Delta Tucker Holdings, Inc. includes $3.2 million for our 51% share of GLS’s net income.

(4)	Includes our unconsolidated affiliates, except GLS.

(5)	Amount presented relates to the Delta Tucker Holdings, Inc. management fees, we excluded the Predecessor management fees from the EBITDA adjustments above.

(6)	The Delta Tucker Holdings, Inc. amount includes the amortization of intangibles arising pursuant to FASB ASC 805. The Predecessor amount includes Merger-related and other acquisition expenses.

DELTA TUCKER HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	July 1, 2011	December 31, 2010
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$73,036	$52,537
Restricted cash	6,036	9,342
Accounts receivable, net of allowances of $652 and $558, respectively	798,508	782,095
Other current assets	75,253	150,613

Total current assets	952,833	994,587
Non-current assets	1,222,746	1,268,768

Total assets	$2,175,579	$2,263,355

LIABILITIES AND EQUITY
Current portion of long-term debt	$5,212	$5,700
Other current liabilities	593,797	639,172

Total current liabilities	599,009	644,872

Long-term debt, less current portion	967,696	1,018,512
Other long-term liabilities	83,124	82,645

Total equity attributable to Delta Tucker Holdings, Inc.	521,563	512,975
Noncontrolling interest	4,187	4,351

Total equity	525,750	517,326

Total liabilities and equity	$2,175,579	$2,263,355

DELTA TUCKER HOLDINGS, INC.

OTHER CONTRACT DATA

(Amounts in millions)

	July 1, 2011	December 31, 2010
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,357	$1,823
Unfunded backlog	2,578	2,959

Total Backlog	$3,935	$4,782

(1)

Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.